Exhibit 21.1

LIST OF SUBSIDIARIES OF TSI TELECOMMUNICATION HOLDINGS, LLC

TSI Telecommunication Holdings, Inc.

TSI Telecommunication Services Inc.

TSI Telecommunication Network Services Inc.

TSI Finance Inc.

TSI Telecommunication Services BV

TSI Brience, LLC